As filed with the Securities and Exchange Commission on December 5, 2019

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

______________________

VIACOMCBS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2949533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1515 Broadway, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

______________________

Viacom 401(k) Plan

(Full title of the plan)

______________________

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

ViacomCBS Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Kenneth A. Lefkowitz Charles A. Samuelson Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 (212) 837-6000	John J. Cannon, III Daniel Litowitz Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share	4,000 shares	$43.00 (2)	$172,000.00	$22.33

Class B Common Stock, par value $0.001 per share	4,500,000 shares	$39.19 (3)	$176,355,000.00	$22,890.88
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of the Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of ViacomCBS Inc. (“ViacomCBS,” the “Company” or the “registrant”) and Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of ViacomCBS, which may be issued to prevent dilution resulting from adjustments as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Viacom 401(k) Plan.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange consolidated reporting system on December 3, 2019 and is estimated solely for purposes of calculating the registration fee.
(3)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Class B Common Stock on the New York Stock Exchange consolidated reporting system on December 3, 2019 and is estimated solely for purposes of calculating the registration fee.

EXPLANATORY NOTE

On December 4, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 13, 2019, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 16, 2019 (the “Merger Agreement”), by and between the Company (f/k/a CBS Corporation) and Viacom Inc., a Delaware corporation (“Viacom”), Viacom merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

As a result of the Merger, each share of Viacom Class A common stock and Viacom Class B common stock issuable under the Viacom 401(k) Plan was converted automatically into 0.59625 shares of Class A Common Stock and Class B Common Stock, respectively.

Part I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this Form S-8 and will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC, are hereby incorporated by reference in:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 15, 2019.
•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 2, 2019, and for the fiscal quarter ended June 30, 2019, filed on August 8, 2019, for the fiscal quarter ended September 30, 2019, filed on November 12, 2019.
•	Viacom 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018.
•	All other reports filed pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the current report referred to in the first bullet above; provided, however, that the foregoing shall not include the incorporation by reference of any information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.
•	The description of ViacomCBS common stock contained in ViacomCBS registration statement on Form S-4 (File No. 333-234238) first filed with the SEC on October 17, 2019, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed, unless specifically incorporated by reference in this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

ViacomCBS is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. ViacomCBS’ Amended and Restated Certificate of Incorporation (the “ViacomCBS Charter”) contains provisions that eliminate directors’ personal liability, in certain circumstances.

Pursuant to the ViacomCBS Charter and ViacomCBS’ Amended and Restated Bylaws (the “ViacomCBS Bylaws”), ViacomCBS shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of ViacomCBS, or is or was serving at the request of ViacomCBS as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits ViacomCBS to provide broader indemnification rights than such law permitted ViacomCBS to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, ViacomCBS shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of ViacomCBS authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Pursuant to the ViacomCBS Charter and the ViacomCBS Bylaws, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the ViacomCBS Charter and the ViacomCBS Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. Without limiting the foregoing, ViacomCBS is authorized to enter into an agreement with any director, officer or employee of ViacomCBS providing indemnification for such person against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of ViacomCBS, that arises by reason of the fact that such person is or was a director or officer of ViacomCBS, or is or was serving at the request of ViacomCBS as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct. ViacomCBS has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors.

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ViacomCBS may purchase and maintain insurance on behalf of any person who is or was a director or officer of ViacomCBS, or is or was serving at the request of ViacomCBS as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him in any such capacity, or arising out of his status as such, whether or not ViacomCBS would have the power to indemnify him against such liability under the provisions of the ViacomCBS Charter. ViacomCBS has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
3.1	Amended and Restated Certificate of Incorporation of ViacomCBS, effective as of December 4, 2019 (incorporated by reference from Exhibit 3.1 to ViacomCBS’ Current Report on Form 8-K filed on December 4, 2019).
3.2	Amended and Restated Bylaws of ViacomCBS, effective as of December 4, 2019 (incorporated by reference from Exhibit 3.2 to ViacomCBS’ Current Report on Form 8-K filed on December 4, 2019).
23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for CBS Corporation.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for Viacom Inc.
23.3	Consent of Marcum LLP.
24.1	Power of Attorney.
24.2	Power of Attorney.
99.1	Summary of Viacom 401(k) Plan, effective as of January 1, 2006, as amended.

The Viacom 401(k) Plan has been submitted to the Internal Revenue Service (“IRS”) in a timely manner for a determination as to the qualification of the Viacom 401(k) Plan under Section 401(a) of the Code and the Registrant will cause all changes required by the IRS to be made to maintain the qualification of the Viacom 401(k) Plan.

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Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 5, 2019.

VIACOMCBS INC.

By:	/s/ Christa A. D’Alimonte
Name: Christa A. D’Alimonte
Title: Executive Vice President, General Counsel and Secretary

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer
*	President, Chief Executive Officer and Director	December 5, 2019
Robert M. Bakish
Principal Financial and Accounting Officers
/s/ Christina Spade	Executive Vice President and Chief Financial Officer	December 5, 2019
Christina Spade
*	Executive Vice President, Controller & Chief Accounting Officer	December 5, 2019
Katherine M. Gill-Charest
Directors
*	Director	December 5, 2019
Candace K. Beinecke
*	Director	December 5, 2019
Barbara M. Byrne
*	Director	December 5, 2019
Brian Goldner
*	Director	December 5, 2019
Linda M. Griego
*	Director	December 5, 2019
Robert N. Klieger
*	Director	December 5, 2019
Judith A. McHale
*	Director	December 5, 2019
Ronald L. Nelson

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*	Director	December 5, 2019
Charles E. Phillips, Jr.
*	Non-executive Chair of the Board of Directors	December 5, 2019
Shari E. Redstone
*	Director	December 5, 2019
Susan Schuman
*	Director	December 5, 2019
Nicole Seligman
*	Director	December 5, 2019
Frederick O. Terrell

*By:	/s/ Christa A. D’Alimonte
Christa A. D’Alimonte
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 5, 2019.

VIACOM 401(K) PLAN

By:	/s/ Andrew M. Greenberg
	Name:	Andrew M. Greenberg
	Title:	Senior Vice President, Global Total Rewards, Deputy General Tax Counsel

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